Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX UPDATES FISCAL 2011 THIRD QUARTER BUSINESS OUTLOOK

Anaheim, CA, July, 7, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today updated its business outlook for the third quarter of fiscal 2011 ended June 30, 2011.

The Company expects net sales in the third quarter to be approximately $191 million and gross margin to be approximately 12 percent. This compares to guidance issued on May 5, 2011 that projected third quarter net sales of $200 to $220 million and gross margin of 12 to 13 percent.

Reza Meshgin, President and Chief Executive Officer of MFLEX, commented, “Primarily due to a reduction in demand from one key customer in the latter part of June, net sales for the third quarter were lower than expected. Although forecasting in the near term is difficult, we believe we have significant market share with our major customers and we expect net sales to increase on a sequential quarter basis in the fourth quarter due to higher seasonal demand.”

MFLEX will provide its complete financial results in its fiscal 2011 third quarter earnings release and conference call. The exact timing and details of the earnings release and conference call will be announced as they become available.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Page  |  1

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales projections; net income; profitability; gross margins; continued sales to current customers; and current and upcoming programs. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; the effect of the disasters in Japan; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of competition, pricing pressures and technological advances; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

Page  |  2